Exhibit 10.1
NORTEL NETWORKS CORPORATION — RESTRICTED STOCK UNITS
INSTRUMENT OF AWARD
«COUNTRY»

NAME:	«NAME» («GID»)

EFFECTIVE DATE:	«AWARD_DATE»

NUMBER OF RSUs:	«AWARDED»

VESTING SCHEDULE:	«INSERT VESTING SCHEDULE»

PLAN:	NORTEL 2005 STOCK INCENTIVE PLAN
This instrument (hereinafter the “Instrument of Award”) evidences an Award to you of the number of Restricted Stock Units (“RSUs”) indicated above, on the Effective Date indicated above, pursuant to the Nortel 2005 Stock Incentive Plan (as may be amended from time to time, the “Plan”). Each RSU covered by this Instrument of Award generally entitles you to receive one common share (a “Share”) of Nortel Networks Corporation (the “Corporation”) at or as soon as reasonably practicable following the date the RSU becomes Vested in accordance with the Vesting schedule indicated above, or such earlier date as may be applicable pursuant to the provisions of the Plan and this Instrument of Award. Capitalized terms not otherwise defined in this Instrument of Award have the meanings set forth in the Plan.
1. All RSUs covered by this Instrument of Award are subject to the terms and conditions stated in the Plan, except as specifically or additionally provided in this Instrument of Award and/or in any rules, regulations, determinations or interpretations prescribed and/or made by the Committee (or its delegates) under the power and authority granted under the Plan (the “Rules and Regulations”), and all of the provisions of the Plan and the Rules and Regulations are incorporated by reference as if expressly restated herein. Different Rules and Regulations may apply to you and/or the RSUs covered by this Instrument of Award depending on your country work location, residency or payroll, whether on the Effective Date of the Award, on the date of settlement of the RSUs, or otherwise. Accordingly, you should review the Plan and the Rules and Regulations from time to time, which are available as indicated below, in conjunction with this Instrument of Award.
2. You will have the right to receive one Share in settlement of each RSU once the RSU has become Vested in accordance with the Vesting schedule indicated above, provided that you have been in the continuous employment of the Company from the Effective Date to the applicable Vesting date.
3. Vested RSUs will be settled by transfer of Shares to you on or as soon as reasonably practicable following the Vesting date provided that you execute any required documentation as provided in the Plan, this Instrument of Award or the Rules and Regulations, in such form or manner as may be specified from time to time by the Corporation.
4. In consideration of the Award of RSUs, in the event that all or any part of the RSUs become Vested at any time subsequent to the date which is twelve (12) months prior to the date of termination of your employment (whether wrongful or for any other reason) (the “Applicable Period”), and:
(i)	while employed or during the period of twelve (12) months following the termination of your employment (whether wrongful or for any other reason), you accept employment with an employer, or accept an engagement to supply services, directly or indirectly, to a third party, that is in competition with the Company;

(ii)	you fail to comply with or otherwise breach the terms or conditions of any confidentiality agreement or non-disclosure agreement with the Company;

(iii)	while employed or during the period of twelve (12) months following termination of your employment (whether wrongful or for any other reason), you, on your own behalf or on any other’s behalf, directly or indirectly recruit, induce or solicit, or attempt to recruit, induce or solicit, any current employee or other individual who is/or was supplying services to the Company, to terminate their employment or contractual arrangements with the Company; or

(iv)	while employed or during the period of twelve (12) months following termination of your employment (whether wrongful or for any other reason), you, on your own behalf or on any other’s behalf, solicit, divert or take away, or attempt to divert or take away the business of any of the customers or accounts, or prospective customers or accounts, of the Company or any of its distributors, representatives or vendors, which you have had contact or communication with while employed at the Company;
you agree that you will, if required by the Corporation in its sole discretion, pay to the Corporation within ten (10) days of written demand for payment from the Corporation an amount in cash equal to the number of RSUs that Vested during the Applicable Period multiplied by the Market Value on the applicable Vesting date (the “Applicable Amount”).

     Provided you are not entitled to any Corresponding Tax Benefit, the Applicable Amount shall be reduced by the amount of Tax paid by you or on your behalf (or required to be paid by you or on your behalf as of a future Tax due date) in respect of the Vesting of the RSUs or your receipt of Shares upon the settlement of Vested RSUs during the Applicable Period (and, where applicable, in respect of the Award of such RSUs).
     If you are entitled to a Corresponding Tax Benefit which is equal to or less than the amount of Tax paid by you or on your behalf (or required to be paid by you or on your behalf as of a future Tax due date) in respect of the Vesting of the RSUs or your receipt of Shares upon the settlement of Vested RSUs during the Applicable Period (such difference between the Corresponding Tax Benefit and Tax, if any, is referred to herein as the “Tax Benefit Deficiency”), the Applicable Amount shall be reduced by an amount equal to the Tax Benefit Deficiency.
     For the purposes of this paragraph 4:
“Corresponding Tax Benefit” means the amount of any deduction from or reduction or credit to the amount of Taxes paid or payable by you or on your behalf in accordance with the laws of the tax jurisdiction applicable to you as a result of or in connection with the payment to the Corporation of all or any portion of the Applicable Amount by you; and

“Tax” means any income tax, capital gains tax, statutory pension plan contributions and/or other social security tax or applicable social security charge levied in accordance with the laws of the jurisdiction to which you are subject at the time of Vesting of the RSUs or at the time you receive the Shares in settlement of the RSUs, whichever is applicable (and, where applicable, at the time of the Effective Date of the Award of such RSUs).
5. The Company may withhold from any amount payable to you, either under the Plan or this Instrument of Award or otherwise, such amount as may be necessary so as to ensure that the Company will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax (collectively referred to herein as “taxes”) or to ensure that any other required deductions are paid or otherwise satisfied, including withholding of the amount, if any, includable in your income. The Company shall also have the right in its discretion to satisfy any such liability for withholding or other required deduction amounts by retaining or acquiring any Shares, or retaining any amount payable, which would otherwise be issued or delivered, provided or paid to you hereunder. The Company may require you, as a condition to the settlement of a RSU, to pay or reimburse the Company for any such withholding or other required deduction amounts related to the settlement of the RSUs.
     The Corporation may require, as a condition of settlement of Vested RSUs, that you: (i) pay any taxes which are required to be paid by you; (ii) reimburse any taxes which are required to be withheld and remitted by the Company; (iii) complete any forms or provide any additional documents in connection with taxes; and (iv) otherwise comply with all applicable tax laws; in each case in connection with the Award of the RSUs, the Vesting of the RSUs, the exercise of the RSUs, and/or the forfeiture of the RSUs, and as may be specified in this Instrument of Award, the Rules and Regulations or otherwise in accordance with the Plan. The Corporation may also require, as a condition of the settlement of Vested RSUs, that all or a portion of the related Shares be sold by you or on your behalf to generate proceeds sufficient to cover any tax withholdings made by the Company on account of applicable taxes (hereinafter “tax withholdings”), if you do not pay such tax withholdings within the designated time periods as may be specified in this Instrument of Award, the Rules and Regulations or otherwise in accordance with the Plan. You further acknowledge and agree that conditions or restrictions on the transferability of the Shares received by you upon the settlement of the Vested RSUs may be imposed on such Shares on account of taxes or tax withholdings in connection with the Award of the RSUs, the Vesting of the RSUs, the settlement of the RSUs, and/or the forfeiture of the RSUs, in each case as may be specified in this Instrument of Award, the Rules and Regulations or otherwise in accordance with the Plan.
6. In the event of your Termination prior to the date that all of the RSUs awarded to you pursuant to this Instrument of Award have become Vested, (i) if such Termination is a Qualifying Termination Without Cause, all then outstanding unvested RSUs awarded to you pursuant to this Instrument of Award shall remain outstanding, shall continue to Vest in accordance with the Vesting schedule indicated above during the Extension Period and, once Vested, shall be settled in accordance with the terms of the Plan and this Instrument of Award; (ii) if such Termination is due to your Retirement or death, a “pro rata portion” of the then outstanding unvested RSUs awarded to you shall become immediately Vested and, in accordance with the terms of the Plan and this Instrument of Award, settled and the remaining portion of such RSUs shall be forfeited and cancelled for no consideration as of the Date of Termination; (iii) if such Termination is a Qualifying Termination Without Cause and, immediately following the end of the Extension Period, you commence Retirement, a “pro rata portion” of the unvested RSUs awarded to you that are outstanding as of the end of the Extension Period shall become immediately Vested and, in accordance with the terms of the Plan and this Instrument of Award, settled and the remaining portion of any RSUs then outstanding shall be forfeited and cancelled for no consideration as of the date you commence Retirement and (iv) if such Termination is for any other reason (including by your employer for Cause or by reason of your resignation for any reason), all then outstanding unvested RSUs awarded to you pursuant to this Instrument of Award shall immediately be forfeited and cancelled for no consideration.
     For purposes of this section 6, “pro rata portion” shall mean the product of one-third of the RSUs awarded to you pursuant to the Plan and this Instrument of Award multiplied by a fraction, the numerator of which equals the number of days which have elapsed at the relevant date since the later of (i) the Effective Date of Award of the RSUs, (ii) the date 33 percent of the RSUs became Vested; and (iii) the date 66 percent of the RSUs became Vested; and the denominator of which is 365.
     For the purposes of this section 6, the following shall be excluded from the definition of “Extension Period” in the Plan: “the earlier of (x) the twenty-four month anniversary of the Participant’s Date of Termination and (y)”.

7. In the event you are a Specified Executive (as defined under the Nortel Networks Corporation Executive Retention and Termination Plan (the “ERTP Plan”)) and are subject to a Termination Due to Change in Control (as defined in the ERTP Plan), the RSUs awarded to you in accordance with this Instrument of Award shall be included as RSUs (as defined under the ERTP Plan) and receive all of the benefits provided to RSUs under the ERTP Plan in the event of a Termination Due to Change in Control.
8. This Instrument of Award: (i) shall be binding upon and inure to the benefit of any successor of the Corporation; (ii) shall be governed by the laws of the Province of Ontario, and any applicable laws of Canada; and (iii) may not be amended except in writing or as otherwise provided in the Plan. In the event of a conflict between the provisions of this Instrument of Award and those of the Plan or the Rules and Regulations, the provisions of the Plan or the Rules and Regulations, as the case may be, shall govern, except to the extent that the terms and conditions of the Award of RSUs evidenced by this Instrument of Award are specifically recorded as a variation from the terms and conditions of the Plan or the Rules and Regulations, as the case may be.
     You acknowledge that a copy of the Plan and the Rules and Regulations, if any, have been delivered to you with this Instrument of Award.
9. You acknowledge that: (i) the Plan is discretionary and may be suspended or terminated by the Corporation at any time; (ii) the Award of RSUs does not create any right to receive future Awards of RSUs, or benefits in lieu of RSUs, and the terms and conditions of any future Awards of RSUs, if any, will be communicated if and when new Awards of RSUs are to be made; (iii) the value of the RSUs is outside the scope of your employment contract, if any, and the Award of RSUs is not for labour performed; (iv) participation in the Plan is voluntary; (v) the future value of the Shares is unknown and cannot be predicted with certainty; (vi) the RSUs are not part of remuneration for purposes of any compensation on termination of employment, severance payments, indemnities or end of service payments or benefits of any nature; (vii) the Vesting of the RSUs ceases upon termination of employment, whether lawful or otherwise, except as provided in the Plan and this Instrument of Award, and neither the Corporation nor any of its subsidiaries is required to compensate you for any financial loss (including taxes, social security premiums and lost capital gain) as a result of the forfeiture of RSUs or the early settlement thereof on any such termination of employment; and (viii) the Award of the RSUs does not give rise to additional obligations for any subsidiary which employs you. If, notwithstanding the foregoing, any contractual or statutory (employment or otherwise) claim is found to have arisen, then you, by accepting this Instrument of Award or the RSUs, shall, to the extent permitted by applicable law, be deemed irrevocably to have waived your entitlement to pursue such claim.
10. The various provisions and sub-provisions of this Instrument of Award are severable and if any provision or identifiable part thereof is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or identifiable parts thereof in this Instrument of Award, the Plan, the Rules and Regulations, or any documents related to the Plan.
11. Nortel and its third party service providers may need to collect and use information about employees for the purpose of the Award and/or settlement of RSUs, administering the Plan, and to comply with tax, reporting and disclosure obligations under applicable laws and regulations. Such information may be communicated to any person deemed necessary for the administration of the Plan, even if it requires such information to be transferred or communicated to persons based outside your country of employment. Such information is from time to time transferred between companies within the group and to such third party service providers, to achieve these objectives. Nortel and its third party service providers will hold your “Plan participation file” at any location deemed necessary, on the understanding that you will be given access without constraint at reasonable intervals and without excessive delay or expense to examine and correct such information. By accepting the Instrument of Award or the RSUs, you are affirming your consent to the collection, processing, storage, disclosure and transfer of your personal information for these purposes.
12. By accepting this Instrument of Award or the RSUs, you expressly consent that the Plan, the Rules and Regulations and any other document relating thereto, including this Instrument of Award, be drawn up and/or available in English only. Par votre acceptation de la présente Entente ou des RSUs, vous consentez expressément à ce que le Régime, les Règlements et tout autre document connexe, y compris la présente Entente soient rédigés et/ou disponibles en anglais seulement.
13. By accepting this Instrument of Award or the RSUs, you (i) acknowledge and confirm that you have read and understood the Plan, the Rules and Regulations and this Instrument of Award, and that you have had an opportunity to seek separate fiscal, legal and taxation advice in relation thereto; and (ii) agree to be bound by the terms and conditions stated in this Instrument of Award, including without limitation the terms and conditions of the Plan and the Rules and Regulations incorporated by reference herein.
     If you accept the terms and conditions of this Award of RSUs as described in this Instrument of Award, please confirm your acceptance by signing where indicated below and returning it to Nortel Stock Option Administration at the address indicated below.
Signature of Employee: ___________________________
Nortel Stock Option Administration Department
8200 Dixie Road, Suite 100
Brampton, Ontario, Canada L6T 5P6
Fax# : 905-863-8273 (ESN 333)

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